Exhibit 10.6

ASSUMED ELIGIX, INC
AMENDED AND RESTATED
MANAGEMENT EQUITY INCENTIVE PLAN

             Reference is hereby made to that certain Management Equity Incentive Plan of Eligix, Inc. (the “Company”) approved by the Board of Directors of the Company on May 25, 2000 (the “Management Incentive Plan”).  The purpose of the Management Incentive Plan is to provide the individuals listed on Schedule A hereto (the “Participants,” and each, a “Participant”) with an aggregate of 15% of the gross consideration received by the Company in the event of a merger, reorganization, consolidation or similar business transaction (a “Merger”) involving the Company and another entity, including for this purpose BioTransplant Incorporated, a Delaware corporation (the “Successor Company”).

             The Management Incentive Plan is hereby amended and restated in its entirety as follows:

             The Participants shall be entitled to an aggregate of 15% of the consideration received by the Company in a Merger involving the Company and a Successor Company.  In the event that any portion of the consideration consists of stock of the Successor Company (“Stock Consideration”), each such Participant’s portion of the Stock Consideration shall be subject to the following vesting schedule:

             a.          33 1/3% shall vest 90 days subsequent to the closing of the Merger;
             b.          another 33 1/3% shall vest 180 days subsequent to the closing of the Merger;
             c.          another 23 1/3% shall vest 270 days subsequent to the closing of the Merger; and
             d.          the final 10% shall vest 365 days subsequent to the closing of the Merger;

provided, however, that if such Participant is not offered employment with the Successor Company or its affiliates other than the joint venture with Novartis, such Participant’s portion of the Stock Consideration will vest upon closing of the Merger; and further provided that if such Participant’s employment is terminated by the Successor Company without “Cause” or by the Participant for “good reason,” such Participant’s portion of the Stock Consideration will vest upon such termination.  If any Participant’s employment is terminated by the Successor Company for cause, or by the Participant without good reason, the Successor Company may, but is not required to, purchase any and all shares of such Participant’s portion of the Stock Consideration that has not yet vested at a price of $.01 per share.  Such Participant’s portion of the Stock Consideration will also be subject to any escrow arrangements applicable to the holders of the Company’s capital stock in connection with the Merger.

             The Stock Consideration will become immediately vested in the event of (i) any consolidation or merger of the Successor Company with or into any other corporation, or any other corporate reorganization, in which the stockholders of the Successor Company immediately prior to such consolidation, merger or reorganization own less than 50% of the voting power of the company succeeding the Successor Company immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Successor Company’s voting power is transferred; (iii) a sale, lease or other disposition of all or substantially all of the assets of the Successor Company; or (iv) any sale or transfer of all or substantially all of those assets held by the Company prior to the Merger.

             For purposes of this Management Incentive Plan, “cause” shall mean (i) the willful (or grossly negligent) and repeated neglect by the Participant of his or her reasonably assigned duties with the Successor Company; provided such neglect remains uncured for a period of thirty (30) days after written notice describing the same is given to the Participant; and further provided, that the Participant is afforded an opportunity to be heard on the matter by the Chief Executive Officer or the Board of Directors of the Successor Company; (ii) the Participant’s conviction of any felony or any other crime involving Successor Company funds, Successor Company intellectual property or the theft of Successor Company funds, Successor Company intellectual property or the theft of Successor Company property; (iii) the breach by the Participant of any non-competition, non-solicitation, confidentiality or comparable agreement with the Successor Company as determined by a court of competent jurisdiction; or (iv) the Participant’s habitual drunkenness, use of illegal substances or drugs or the habitual use, possession, distribution or being under the influence of alcohol or illegal substances or drugs in the workplace (the only exception is that the Participant may consume alcohol reasonably and responsibly, if he or she so chooses, at legitimate business events and functions where alcohol is legally available).

             For purposes of this Management Incentive Plan, “good reason” shall mean (i) any significant diminution, without the Participant’s prior written consent, in the Participant’s duties, responsibilities, power, title, or office; (ii) any material reduction in the Participant’s compensation (including without limitation, salary, bonuses, options and benefits) or material change in the manner of the Participant’s compensation (including without limitation, the timing of any salary or bonus payments) in effect on the date hereof or as the same may be increased during the Participant’s employment; (iii) any requirement by the Successor Company or any successor that the location at which the Participant is to perform the Participant’s principal duties for the Successor Company or any successor be outside a radius of fifty (50) miles from the location at which the Participant had previously performed such duties immediately prior to the change of location; or (iv) any breach by the Successor Company of any material provision of this Management Incentive Plan or any other agreement between the Successor Company and the Participant.

             It is hereby acknowledged and agreed that all of the Participants are at-will employees, that nothing stated in this Management Incentive Plan alters such status.  Accordingly, each such Participant’s employment may be terminated by the Company, the Successor Company or the Participant at any time for any reason and no such Participant is guaranteed employment for any specific period of time.

             This Management Incentive Plan shall be assumed by the Successor Company in any Merger.

             This Amendment and Restatement of the Management Equity Incentive Plan shall become effective upon the Closing of the Merger.

Adopted by the Board of Directors on December 8, 2000

BioTransplant Incorporated
Building 75, 3rd Avenue
Charlestown Navy Yard
Charlestown, MA  02129
Attn:    Elliot Lebowitz
             Chief Executive Officer

Ladies and Gentlemen:

             In connection with the closing of the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) dated as of December 8, 2000 among BioTransplant Incorporated (“BTI”), Eligix, Inc. (“Eligix”) and the other parties thereto, certain members of management of Eligix are to receive 990,000 shares of BTI Common Stock pursuant to the Eligix Management Equity Incentive Plan (the “Plan”), as previously adopted by Eligix on December 8, 2000.  In order to resolve any ambiguities in the operation of the Plan resulting from (a) the resignation from Eligix of Cynthia Letizia and (b) David Cook’s decision to join BTI as an employee for only a limited period of time following the closing of the merger, each of which event has occurred following the date of the Merger Agreement, we have agreed that the Plan shall be implemented in accordance with the provisions of the Plan, the Merger Agreement and the Escrow Agreement (as defined in the Merger Agreement), subject to the following modifications:

             1.          The percentage of shares initially allocated to Cynthia Letizia shall be re-allocated among the remaining 11 initial Plan participants (the “Initial Participants”) including, for this purpose, David Cook, on a weighted average basis in accordance with the initial percentage interests of the Initial Participants.

             2.          The shares representing David Cook’s percentage participation in the Plan after giving effect to the modifications set forth in paragraph 1 (102,414 shares, hereinafter the “Cook Shares”) shall be treated as follows:

                           (a)         first, David Cook’s percentage interest in the Plan shall be reduced to 34,135 shares in accordance with his offer letter with BTI (the “Offer Letter Shares”); and

                           (b)        second, the remaining Cook Shares (less the Offer Letter Shares) shall be distributed among the Initial Participants (excluding, for this purpose, David Cook) on a weighted average basis in accordance with the percentage interests of the Initial  Participants after giving effect to the modifications in paragraph 1(as re-calculated, on a weighted average basis, to exclude David Cook), and among certain other employees of Eligix who shall become employees of BTI, in accordance with the Proceed Sharing Matrix attached hereto (the “New Participants”).

             Giving effect to the foregoing modifications, the allocation of percentages and shares for each of the Initial Participants (including, for this purpose, David Cook) is as set forth on the Proceed Sharing Matrix attached hereto.

             We have also agreed that each of the New Participants, as a condition to his or her receipt of benefits under the Plan in accordance with the terms of this letter, shall execute and deliver to BTI, within ten (10) business days following the date hereof, a counterpart signature page to the Escrow Agreement.

             Eligix represents and warrants to BTI that Cynthia Letizia is not a Plan participant or eligible to receive any equity under the Plan.  Eligix further agrees that BTI may seek indemnification for any Damages (as defined in the Merger Agreement) for breach of this representation in accordance with the indemnification provisions of Article IV of the Merger Agreement and the provisions of the Escrow Agreement.

             If you are in agreement with the foregoing, please confirm this agreement by signing this document in the space indicated below.

Very truly yours,

/s/ Walter C. Ogier

Walter C. Ogier
Chief Executive Officer
Eligix, Inc.

Agreed and Accepted:

BioTransplant Incorporated

/s/ Elliot Lebowitz

Elliot Lebowitz, Ph.D.
Chief Executive Officer